Exhibit 10.10

Unprotected Lease Agreement

Made and executed in Tel Aviv on the 13th day of December, 2017

Between:
Y.D.B Investments Ltd., Company Registration No. 514479518
By Mr. Yoram Bar-On, ID. No. 057315616, the authorized signatory on behalf of the Company
Of 1 Mavo Sivan St., Kiryat Gat
(Hereinafter: "the Lessor")

The first party;

And between:
Gamida Cell Ltd., Company Registration No. 512601204
By ____________________, the authorized signatory on behalf of the Company
Of 5 Nahum Haftsadi St., Jerusalem
(Hereinafter: "the Lessee")

The second party;

Whereas:	The Lessor is the sole and exclusive lessee of the Property, within its meaning hereunder;

And whereas:
The Lessee wishes to lease from the Lessor part of the Property in accordance with the provisions set forth in this Agreement and in accordance with the definition of the Leased Premises hereunder, and the Lessor wishes to lease part of the Property in accordance with the provisions set forth in this Agreement hereunder;

And whereas:
The parties agree that this Agreement shall come into operation only after the fulfillment of the condition precedent according to which the Lessor shall obtain the approval from the Ministry of Economy and the Ministry of Industry and Israel Land Authority to lease the Leased Premises, within its meaning hereunder, to the Lessee, in light of the undertaking of the Lessor to obtain the prior and written approval of the Ministry of Economy to lease the Leased Premises to a third-party, in 6 months as of the date of signing this Agreement (hereinafter: "the Condition Precedent"). The parties further agree that as of the date of meeting the Condition Precedent (and assuming that the Condition Precedent will be met within the said period of time of 6 months, otherwise – this shall be deemed as if the Condition Precedent was not met), this Agreement shall come into operation without either party hereof being required to perform any action for the purpose of granting force to the Agreement. The Lessor undertakes to notify the Lessee regarding the process that is conducted with the authorities for the purpose of obtaining the approval which is the subject matter of the Condition Precedent and notify the Lessee immediately after obtaining the approval and after meeting the Condition Precedent and/or, alternatively – failing to obtain the approval (and in such circumstances this Agreement shall not be in effect);

And whereas:
Insofar as the Condition Precedent is met and the Agreement comes into operation, the Lessor shall lease to the Lessee the Leased Premises within their meaning hereunder, for a limited period, when the Lessee shall not be deemed as a protected tenant;

And whereas:
The Lessor wishes to lease the Leased Premises, within their meaning hereunder, to the Lessee through an unprotected lease, and the Lessee wishes to lease the Leased Premises, within their meaning hereunder, from the Lessor through an unprotected lease, for the period and under the terms set forth in the Agreement;

And whereas:	The parties wish to set out and regulate their rights and obligations with respect to the Leased Premises, as specified in this Agreement;

And whereas:
The Lessee inspected the Leased Premises as a reasonable lessee and it is aware of their condition and subject to the correctness of the declarations of the Lessor in this Agreement it shall not raise any claims with respect to the Leased Premises and it waives any claim in connection with the standard of the Leased Premises and/or non-conformance therein, except for a latent defect and/or failure and/or non-conformance and/or of which the Lessor was aware and did not disclose to the Lessee;

And whereas:	The parties wish to regulate and formalize the engagement between them in accordance with the provisions set forth in this Agreement;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Preamble and Appendixes

1.1.
The preamble to this Agreement and Appendixes thereof constitute an integral part hereof and shall have the same force as any other provision hereof, and the declarations of the parties therein constitute the grounds for the engagement between the parties.

1.2.
Unless otherwise stated, in any event of a non-conformance and/or contradiction and/or ambiguity between a provision in the Agreement and any of the provisions set forth in an appendix of the Agreement, the provisions set forth in the Agreement shall take precedence, and the provisions set forth in the Appendix shall be construed in accordance with the provisions set forth in the Agreement, unless the parties to this Agreement agreed otherwise.

1.3.	The headings of the Sections will serve for the purpose of orientation and convenience only and will not serve for the purpose of interpreting the Agreement.

2.	Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth beside them below:

"The Property"	-
Block 1840, parcel 25 (in part) and block 3027 parcels 5 (in part), 17 (in part) and 18 (in part) in an area of approximately 22,500 sq.m. in Kiryat Gat. The certificate of rights is enclosed as Appendix A.

"The Project"	-	The building actually built on the Property, as of the date of signing this Agreement, in accordance with the Blueprint, Appendix B.

"The Leased Premises"	-
Part of the Project constituting a roofed building in an area of 4,860 sq.m. gross (hereinafter: "Building of the Plant") that is built on the Property, and 50 marked parking spaces (hereinafter: "the Parking Spaces") in accordance with the blueprint hereby enclosed as Appendix B constituting an integral part of this Agreement. In the event the Lessee fails to realize the option for the lease of the additional area, the Lessor shall be entitled to change the location of 20 Parking Spaces, provided that these Parking Spaces remain in the area of the Property other than the services areas of the Leased Premises and following advance coordination with the Lessee. The Building of the Plant is highlighted in blue and dark orange and marked with the numbers "1" and "2" in the Blueprint, and the Parking Spaces are marked in the Blueprint in an orange frame and with the number "3." The Building of the Plant and the Parking Spaces shall be referred hereinafter: "the Leased Premises." In addition, the service areas that shall constitute part of the Leased Premises and that shall be included in the area of the Leased Premises are highlighted in light orange and with the number "4" and these shall constitute part of the Leased Premises and shall be included in the area of the Leased Premises and will be made available to the Lessee, including the operational area, areas on the roof, loading and unloading areas, parking areas, waste disposal and collection areas and the like in accordance with the provisions set forth in this Agreement hereunder.

It is clarified that an area of approximately 1,000 sq.m. of the office building will be allocated to the Lessee, without any additional cost and/or liability, out of the area of the roof marked in green and with the number "6" in the Blueprint hereby enclosed. Nevertheless, it is clarified that the use of the roof as aforesaid requires the advance coordination with the Lessor.

3.	Purpose of Lease

3.1.	The Lessee leases from the Lessor the Leased Premises for the purpose of operating in the Leased Premises a business of establishing a bio-pharmaceutical plant.

3.2.
The Lessee undertakes not to conduct in the Leased Premises any business and not to use the Leased Premises for any purpose other than the purpose of the lease as aforesaid without obtaining the prior and written approval of the Lessor, which approval shall not be unreasonably withheld, and, without derogating from the foregoing, the Lessee undertakes not to make any ecological use of the Leased Premises that might cause soil or air pollution, including in occupations related to waste and recycling.

3.3.
The Lessee and/or any of its managers and/or employees shall be entitled to use the Leased Premises also for office purposes and/or any other use in the Leased Premises, at their discretion, provided that the use is in conformance to the purpose of the lease, as stated above, and that the use is legal.

4.	Non-applicability of tenancy protection laws

4.1.
The Lessee declares and confirms that it did not pay to the Lessor any key money or any other premium in respect of the Leased Premises and/or in respect of the rights that are granted to the Lessee in accordance with this Agreement, and that the provisions set forth in the Tenant Protection Law [Consolidated Version] 5732-1972 shall not apply to the lease contemplated in this Agreement and to the Leased Premises, and the Lessee shall not be considered a protected tenant in accordance with this law and/or in accordance with any other law and/or any other amendment that shall add and/or modify the aforesaid.

4.2.
It is further agreed that any modification and/or renovation and/or repair and/or addition and/or investment and/or work of any kind that is performed in the Leased Premises by and/or on behalf of the Lessee and/or any payment paid by the Lessee to the Lessor during the Term of Lease shall not be deemed as key money and/or any other premium and shall not be deemed as a fundamental change regarding the Tenant Protection Law.

5.	Term of Lease

5.1.	The Lessee shall lease the Leased Premises for a period of 120 months (10 years) as of December 15, 2017 and until December 14, 2027 ("First Term of Lease").

5.2.
The Lessee is granted the option to extend the Term of Lease by an additional term of 60 months (5 years) (hereinafter: "Option Term") that shall commence immediately after the expiration of the First Term of Lease. The right of the Lessee to extend the Term of Lease is conditional on the fulfillment of all of the following conditions cumulatively:

5.2.1.	The Lessee delivered a prior and written notice, at least 180 days prior to expiration of the relevant Term of Lease, regarding its wish to extend the lease and realize the option.

5.2.2.	The Lessee did not commit a fundamental breach of this Agreement and the said breach was not cured in 14 days as of the date of receiving a written notice detailing the breach.

5.2.3.
The Lessee does not owe any debts and/or outstanding current payments to the Lessor (except for circumstances in which the Lessee is conducting a proceeding against any authority with respect to the amount of the debts and that, according to its contention, is a disputed debt) and no proceedings are held in court between the parties.

5.2.4.	The Lessee actually delivered to the Lessor postdated checks for the Option Term.

5.3.
In the event conditions set forth above with respect to the extension of the Term of Lease are met, the lease shall be extended by the agreed term, and the entire terms set forth in this Agreement including Appendixes thereof shall apply thereto, mutatis mutandis, and subject to the change of the basic Rent as stated hereunder.

The First Term of Lease and the Option Terms, to the extent realized, shall be referred hereinafter collectively: "Term of Lease."

5.4.	The Lessee undertakes to vacate the Leased Premises upon expiration of the Term of Lease, in accordance with the provisions set forth in Section 12 hereunder.

5.5.
Notwithstanding the said, it is agreed that after expiration of a five (5) years of lease, the Lessee shall be entitled to terminate this Agreement early upon delivery of a 180 days' prior and written notice. It is further clarified that the Lessee shall be entitled to deliver advance termination notice after 4.5 years of lease, in such manner that the Lease Agreement shall be terminated immediately after expiration of 5 years of lease.

5.5.1.
In the event the lease contemplated in this Agreement was terminated earlier in accordance with the provisions set forth in this Section, the Lessee shall pay a one-time, final, exhaustive and ground compensation as follows:

Early termination date (after a Term of Lease of X years)	Compensation for early termination (payment of the Rent in respect of Y years of lease)

5	2.5

6	2

7	1.5

8	1.5

5.5.2.
The Lessor shall not raise any claim and/or demand and/or suit of any kind against the Lessee as a result of the early termination of this Agreement in accordance with the provisions set forth in this Section.

6.	Declarations of the Lessor

The Lessor hereby affirms, declares and undertakes as follows:

6.1.	It is the sole and exclusive Lessee in the Leased Premises and it is the sole possessor of the Leased Premises.

6.2.
It did not receive a notice from Israel Land Authority (ILA) regarding the breach of the Lessor of its development agreement with ILA and it undertakes, to the extent that this is depending on the Lessor, to continue and uphold the provisions set forth in the development agreement and its undertakings towards ILA during the entire Term of Lease.

6.3.
The building where the Leased Premises are located is in working order, was lawfully built in accordance with the construction permit that was lawfully issued (except for a plan including alterations that was submitted by the Lessor and was not approved yet however the Lessor shall act for the purpose of its approval in such manner that the building shall comply with all the permits that were issued) and that there are no construction defects and/or drainage defects and/or construction and/or waterproofing defects and/or leaks and/or defects in the electricity system.

6.4.
To the best of its knowledge, its rights in the Leased Premises are free and unencumbered from any third-party rights, including a pledge and/or a charge and/or an attachment and/or an administrative order and/or a judicial order, except for a senior mortgage made in favor of Israel Discount Bank for an unlimited amount, and the Lessor is solely entitled to lease the Leased Premises and receive the Rent in accordance with the provisions set forth in this Agreement, for the entire Term of Lease stated in this Agreement.

6.5.
Its engagement in this Agreement and the fulfillment of its undertakings in accordance with this Agreement shall not constitute an undertaking towards any third-party, and there is no pending proceeding of any kind that might cause the Lessor to fail to fulfill its undertakings in accordance with this Agreement.

6.6.
It undertakes in a material undertaking that during the entire Term of Lease the Property and/or any building and structure located thereon and/or that will be built thereon in the future and that does not constitute part of the Leased Premises shall not be leased to lessees whose sphere of activity is in the food industry and/or the animal industry and/or any other kind of biological industry (including, but not limited to, powder, liquid, fresh, frozen and/or in any other manner), chemical industry (including toxic, pottants or any other powder), active pharmaceutical substances or pharmaceutical products, whether in the form of a liquid, frozen or fresh.

6.7.
It shall not lease the Project to another lessee (that engages in activities other than the activities enumerated in Section 6.6 above, when in any event the said lessees shall not be allowed to lease the Leased Premises) unless it obtains the prior and written approval of the Lessee.

6.8.	It will allow the installation of a sign on behalf of the Lessee in the façade of the building where the Leased Premises are located according to the simulation enclosed as Appendix C.

6.9.
It undertakes to furnish and present to the Lessee Form 4 for the shell (that is not conditional) in 6 months after commencement of the First Term of Lease, or on the date on which the Lessee is willing to start the performance of the customization works, whichever is later (hereinafter: "the Effective Date"). In the event Form 4 is not furnished until the Effective Date the following provisions shall come into operation:

6.9.1.
In the event the Lessee decided, at its sole discretion, to start with the customization works prior to obtaining Form 4 and consequently no Form 4 is issued for the shell, the Lessor shall cooperate with the Lessee (upon its request) for the purpose of obtaining Form 4 for the finish. The Lessor shall be responsible for repairing any defect as may be required and shall indemnify the Lessee for the full damages caused to the Lessee as a result of failure to receive a Form 4 for the finish, and that do not derive directly and clearly from the works that were performed exclusively by the Lessee and that are completely unrelated to the works in the shell.

6.9.2.
In the event the Lessee decided, at its sole discretion, not to start with its customization works, the Lessee shall be exempt from payment of the Rent, as of the Effective Date and until Form 4 is issued for the shell (hereinafter: "Exemption from Payment of the Rent") and, to the extent that Form 4 is not furnished in 10 months as of the commencement date of the First Term of Lease, the Lessor shall pay to the Lessee compensation in an amount equal to one month of Rent in respect of each additional month of delay (or a relative part thereof for a part of a month) until Form 4 is issued to the Lessee (hereinafter: "Additional Compensation"). The parties agree that in the event the Lessor furnishes to the Lessee, no later than one month as of the date of signing this Agreement, confirmation evidencing the submission of a request for modifications to ILA, in such circumstances the Additional Compensation for each month of delay (in the event of a delay in furnishing Form 4 that is greater than 10 months as of the commencement date of the First Term of Lease), shall decrease and shall be in the amount of 20% of the monthly Rent (or any relative part thereof, for part of a month) For the avoidance of doubt it is clarified that in the event an application for a modifications permit is submitted, the right of the Lessee to receive an Exemption from Payment of the Rent shall not be impaired thereby, until the date of issuance of Form 4 and in accordance with the provisions set forth in this Section.

6.10.
As part of the customization works of the Lessee in the Property the Lessor undertakes to allow the Lessee to bring systems to the Leased Premises such as:  a cooling tower, chiller, generators, air treatment units, hot water systems (boilers), compressed air system, containers for industrial wastewater, liquid nitrogen containers, blowers, carbon dioxide containers, gas cylinders. In addition, the Lessor undertakes to allow connection to existing drainages and manholes, the construction of additional protected spaces, means of escape, opening of skylights, construction of a gallery, leveling and groove flooring and the installation of ducts from the roof downwards.

6.11.	It will allow the Lessee to install cameras and alarm sensors in the areas that are operated by the Lessee.

6.12.
It will grant the Lessee independent (however not exclusive) control of the main gate to the entrance to the complex where the Leased Premises are located and will issue to the Lessee, at its expense and under its responsibility, any means of entry required in connection therewith.

6.13.	It undertakes to cooperate, to the extent required, prior to and during inspections conducted by the authorities in the Lessee's plant.

6.14.
The Lessee shall be entitled to request an exemption from payment of the municipal taxes in respect of a property under renovation (and not in respect of a vacant property) at any time and until the actual occupancy date of the Leased Premises and commencement of activities therein (except for inspections) and it undertakes to cooperate, to the extent required, and to sign, at the request of the Lessee, any document and/or application that are necessary for the purpose of obtaining this exemption, provided that no additional liability is imposed on the Lessor beyond the liability the Lessor undertook to assume expressly in this Agreement and provided that its rights in the Project shall not be impaired thereby.

6.15.	It shall be responsible for the regular monitoring and extermination of pests and rodents in the areas of the Property (except for in the area of the Leased Premises).

6.16.
It will not place in the area of the Property flues and shall install flues only following advance coordination, provided that the installation of these flues shall be performed in accordance with the relevant laws, standards and the guidelines of statutory entities and other authorities (such as: The Home Front Command, National Fire and Rescue Authority, Ministry of Health, Israel Electric Corp., environmental protection entities, municipal authorities/companies and the like).

6.17.	The waste produced by the Lessor shall be located in a covered area and following coordination with the Lessee.

6.18.
It is a company registered in Israel, no resolution regarding its liquidation was passed and there is no statutory or contractual preclusion preventing its engagement in this Agreement with the Lessee. The Lessor further declares that this Agreement is signed by the authorized signatories on behalf of the Lessor and that the engagement in this Agreement is made in accordance with the instruments of incorporation of the Lessor.

7.	Declarations of the Lessee

The Lessee hereby affirms, declares and undertakes as follows:

7.1.
It saw and inspected the Leased Premises and the Project as a reasonable lessee and was afforded the opportunity to conduct inspections on its behalf and that subject to correctness of the declarations of the Lessor in this Agreement it found the Leased Premises compliant with its purposes and requirements and to its satisfaction and it waives any claim regarding a defect and/or failure and/or non-conformance in connection therewith, and it shall not raise any claims as aforesaid except for claims with respect to a latent defect and/or a failure and/or a non-conformance and/or that the Lessor knew and did not disclose to the Lessee.

7.2.
It leases the Leased Premises "as-is," with all ensuing consequences, subject to the fulfillment of the entire undertakings of the Lessor in accordance with this Agreement and the correctness of its declarations.

7.3.	It will observe the provisions set forth in any law that applies to the possession and use of the Leased Premises.

7.4.
It will allow the Lessor and/or its representatives to visit the Leased Premises at any reasonable time, during customary hours of work, and following advance coordination with the Lessee, inter alia, for the purpose of inspecting the Leased Premises and the manner of use thereof and the compliance of its use with the terms set forth in this Agreement.

7.5.
It will allow the Lessor and/or its representatives to visit the Leased Premises at any reasonable time, during customary hours of work, following advance coordination with the Lessee, in order to present the Leased Premises to potential buyers and/or (during the last 12 months of lease) potential lessees (during the last 6 months of lease).

7.6.	It will present to the Lessor, upon receiving its written demand, receipts and proof evidencing the payments it is obligated to pay in accordance with this Agreement.

7.7.
It will act for the purpose of obtaining all the required licenses and permits ("the Approvals"), if required, in accordance with the provisions set forth in any law, for the purpose of conducting a business such as the business that the Lessee will conduct in the Leased Premises in accordance with the purpose of the lease and use thereof. For the avoidance of doubt, it is clarified that the Lessee is obligated to obtain the necessary Approvals. In addition, it is hereby clarified that the Lessee shall be solely and exclusively responsible for obtaining the Approvals. The Lessor undertakes to sign any document that requires its signature in order to allow the Lessee to obtain the Approvals, provided that this does not impose on the Lessee any monetary liability that is not imposed on the Lessee in accordance with the provisions set forth in this Agreement and that its rights in the Project shall not be impaired thereby.

7.8.
It shall maintain the Leased Premises in working order and clean and shall perform maintenance works therein (current maintenance) and shall avoid causing any damage in the Leased Premises as a result of malice, negligence, neglect or non-conforming use.

7.9.
It is aware that the roof of the Leased Premises, except for the area of the roof designated to the Lessee, as highlighted in green and marked with the number "6" in the Blueprint (Appendix B) does not constitute part of the Leased Premises. The Lessor shall have exclusive right to use the roof at its absolute and sole discretion, including the leasing of the roof to third-parties, provided that the Lessor shall be solely responsible for any damage and/or defect created as a result of this use and that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby.

7.10.
It will repair at its expense any damage and/or breakdown caused to the Leased Premises as a result of its use of the Leased Premises, except for reasonable wear in the Leased Premises following reasonable use. The said repair shall be performed within a reasonable time taking into account the nature of the repair. In the event the Lessee did not repair and/or fails to repair the damage and/or the defect that were caused as a result of the use in the Leased Premises within a reasonable time and that the Lessee is responsible for repairing in accordance with the provisions set forth in this Agreement, the Lessor or anyone acting on its behalf shall be entitled to enter the Leased Premises for the purpose of this matter and repair the defect and/or the damage and charge payment from the Lessee, provided that the Lessee delivers written notice to the Lessor in connection therewith at least 5 business days in advance. The Lessee undertakes to pay the bill for the repair in 14 days as of the date of delivery thereof.

7.11.
The Lessee shall observe all laws, regulations and bylaws applicable to the Leased Premises, including with respect to their use and the business, work and the activities performed therein. Despite the fact that the parties are of the opinion that the use of the Leased Premises in accordance with the purpose of the lease does not constitute non-conforming use towards the Local Council, in the event any levy is imposed as a result of non-conforming use by the Local Council, the Lessee undertakes to incur such payment as aforesaid, without derogating from any right granted to the Lessee to conduct a proceeding against the said authority. It is agreed that in the event ILA imposes a levy for non-conforming use, the Lessor shall incur the said levy, without derogating from the entitlement of the Lessor to conduct a proceeding against ILA as aforesaid.

7.12.	It shall not perform any construction works in the Leased Premises that require a permit without obtaining the said permit by law.

7.13.
Without derogating from the foregoing and for the avoidance of doubt, it is hereby clarified that the Lessee hereby waives in advance any claim regarding betterment of the Leased Premises by the Lessee.

7.14.	It is aware that the Lessor reserves the right to design the Project in any manner it deems fit in accordance with the provisions set forth in this Agreement.

7.15.
It is aware that the Lessor shall be entitled to perform any alteration and/or addition in the Project from time to time, even after commencement of the activities in the Project and/or that commencement of the Term of Lease, provided that the reasonable use of the Leased Premises and the rights of the Lessee in accordance with this Agreement shall not be impaired thereby (including the imposition of additional costs on the Lessee) and that these works shall be performed in accordance with the provisions set forth in this Agreement.

7.16.
During the period of performance of the customization works in the Leased Premises by the Lessee, it shall endeavor to the best of its abilities to prevent a disturbance in the other leased premises in the Project and in full coordination with the Lessor.

8.	Rent

8.1.	In consideration for the lease of the Leased Premises, the Lessee shall pay to the Lessor monthly Rent as follows:

An amount of NIS 37 for each 1 sq.m. in the area of the Building of the Plant. It should be noted that if and to the extent that the parties agree to increase the area of the Leased Premises, rent shall be added to the Rent according to the additional area that the Lessor will lease according to a price per 1 sq.m. of NIS 37 in the area of the Building of the Plant or NIS 43 per 1 sq.m. for the additional area in the office building, as stated hereinabove and hereunder.

In addition, and notwithstanding the aforesaid, the Lessor grants to the Lessee 5 months as a grace period (hereinafter: "Grace Period") in which Rent shall not be paid for the purpose of organizing and customizing the Leased Premises according to its requirements and specifications. The Lessor exempts the Lessee from payment of 5 months of lease for the period between December 15, 2017 and until April 14, 2018.

8.2.
Value added tax imposed on the Rent shall be paid by the Lessee together with and in addition to any payment of the Rent, against invoice and presentation of a valid certificate regarding exemption from withholding of tax at source and shall be deemed as Rent for all intents and purposes.

8.3.
Rent shall be paid in the following manner: at the time of signing this Agreement the Lessee shall deliver to the Lessor 18 checks for the first 60 months of lease, in the amount of 3 months of lease and in addition to VAT for each. Upon expiration of every 48 months of lease the Lessee shall deliver to the Lessor 20 checks for the next 60 months of lease that shall constitute a direct continuation of the payment of the Rent. It is agreed that in the event this Lease Agreement is terminated in accordance with the provisions set forth in Section 5.5 above, the Lessor undertakes, no later than the evacuation date of the Leased Premises by the Lessee, to return to the Lessee the checks that were delivered to it in advance for the period after expiration of the Term of Lease (or deliver to the Lessor a check for a relative part of the amount of the Rent, in the event the lease is terminated in the middle of a quarter).

8.4.
During the entire Term of Lease and/or the Option Term, Rent shall be linked to the increase in the consumer price index and the basic index shall be the index in October 2017 that will be published on November 15, 2017. In addition to the said, after expiration of a period of 5 years of lease the Rent shall be increased by 5%. Upon expiration of each year of lease the parties shall make a calculation of the existing linkage for that year and the Lessee undertakes to pay to the Lessor the differences in the index in 30 business days.

8.5.
For the avoidance of doubt, it is hereby clarified that depositing the checks with the Lessor shall not constitute payment of the Rent and only the actual cashing of each check shall be deemed as payment of the Rent (subject to a settling of accounts in respect of linkage differentials and an addition of 5% after 60 months of lease).

8.6.
For the avoidance of doubt it is hereby clarified that the termination of use of the Leased Premises or any part thereof and/or the unlawful evacuation of the Leased Premises by the Lessee during the Term of Lease shall not release the Lessee from the fulfillment of all its undertakings in accordance with this Agreement, including its obligation to pay the Rent, incurring expenses, and all the other undertakings and payments applicable to the Lessee in accordance with this Agreement, until expiration of the Term of Lease. The provisions set forth in this Section shall not apply in circumstances in which it is impossible to use the Leased Premises in accordance with the purpose of the lease as a result of an act and/or omission of the Lessor and/or anyone acting on its behalf and/or in the event the Lessor committed a fundamental breach of this Agreement.

8.7.	Breach of any of the provisions set forth in this since 8 including subsections thereof shall constitute a fundamental breach of this Agreement.

9.	Taxes and payments

9.1.
The Lessee shall incur all taxes, levies, fees, Management Fees and other payments in respect of the use of the Leased Premises during the entire Term of Lease. Without derogating from the generality of the aforesaid, the Lessee shall also incur the following expenses and payments:

9.1.1.
Payments of municipal taxes ("Arnona"), payments to the municipality, any payment of tax, fee, levy, expense or any other payment of debt that applies and/or that will apply in the future to the Leased Premises in accordance with the law and/or deriving from the use of the Leased Premises (as opposed to payments and/or levies that will apply by law and/or that naturally apply to the owners of properties, subject to the provisions set forth in Section 7.11 above) such as fees for signage and business licenses.

Notwithstanding the aforesaid it is hereby agreed that the Lessor shall incur mandatory payments applicable to the Lessor as the owner of the Leased Premises in accordance with the law and/or that naturally apply to the Lessor and payments that constitute betterment of the Property such as – drainage and betterment levies (subject to the provisions set forth in Section 7.11 above), sewage, pavements, paving and the like.

9.1.2.
Current payments and costs for the consumption and use of electricity, water, gas, telephone, maintenance of the fire suppression systems (including sprinklers) and the like, according to the reading of meters that will be installed in the Leased Premises by and at the expense of the Lessor.

9.2.	Without derogating from the foregoing, the Lessee undertakes to act for the purpose of transferring to its name all bills in connection with the Leased Premises and use thereof.

9.3.
In the event any of the parties failed to fulfill its undertakings in accordance with this Section 9.1 above, the other party shall be entitled, however not obligated, to fulfill the said undertakings in its place and the breaching party undertakes to return to the other party, immediately upon receiving its demand, any sum as aforesaid and/or any sum that the said party expended and/or paid as aforesaid – in addition to the expenses of the said party in respect of the said payment and against presentation of receipts.

9.4.
In the event the collection of any sum as aforesaid requires payment of legal expenses and/or attorney fees, the expenses and the fees shall be added to the mandatory sum the breaching party paid in addition to VAT and any sum that was paid as aforesaid shall be allocated first on expense of the expenses and the fees and afterwards according to the aforesaid order.

9.5.	Breach of any of the provisions set forth in this Section 9 including sub-sections thereof shall constitute a fundamental breach of this Agreement.

10.	Option to lease an additional area in the office building

10.1.
The parties agree that during the first 6 months of lease and as long as this Agreement is in effect the Lessee shall have the option to lease from the Lessor an additional area (up to 700 sq.m. and including) in the office building (hereinafter: "the Additional Area") according to the area highlighted in yellow in the Blueprint enclosed as Appendix B and marked with the number "5."

10.2.	Rent for the Additional Area shall be in the amount of NIS 43 for each 1 sq.m.

10.3.
For the avoidance of doubt, the terms of the lease in connection with the Additional Area or any part thereof shall be in accordance with the conditions set forth in this Agreement in such manner that the Additional Area shall become an integral part of the Leased Premises and anywhere in this Lease Agreement where the words "Leased Premises" are used this shall also be deemed as including the Additional Area, unless otherwise agreed between the parties.

It is agreed that the payment of the Rent in respect of the Additional Area shall commence on April 15, 2018 even if the Term of Lease of the Additional Area commences prior to or after this date.

11.	Delivery of possession, alterations, customizations and additions in the Leased Premises

11.1.
It is hereby agreed that the Lessee shall receive possession in the Leased Premises in their condition "as-is" on December 15, 2017. Subject to the performance of the works as stated in Section _____ hereunder by the Lessor, when the Leased Premises are connected to the electricity and water systems and shall customize the Leased Premises according to its requirements and specifications at its expense and under its sole responsibility.

11.2.	The customization works that will be performed by and at the expense of the Lessor in 6 months at the latest as of the lease commencement date shall include the following:

11.2.1.	Separation of the area of the Leased Premises from the remaining area of the building of the Project with a fireproof wall, reinforced and up to the height of the roof.

11.2.2.	Permanent connection of the Leased Premises to the water and electricity systems and the installation of a backflow preventer in the main water supply pipe.

11.3.
The Lessee shall be entitled to perform at its expense and under its responsibility alterations for the purpose of customizing the Leased Premises according to its requirements and specifications. The Lessee undertakes to deliver to the Lessor plans prior to the performance of actual works.

11.4.
Save as provided expressly in Section 11.3, the Lessee shall not be entitled to perform in the Leased Premises any alterations or additions that may alter and/or affect the foundation and/or that may affect the construction and/or alterations that constitute a change in the use of the construction rights, without obtaining the prior and written approval of the Lessor regarding the alterations and/or the addition as requested and under conditions that the Lessor will set out (hereinafter: "Prohibited Alterations"). Notwithstanding the said, it is agreed that the Lessee shall be entitled to build in the Leased Premises a gallery in an area of up to 2,000 sq.m. in coordination with the Lessor.

11.5.
The Lessee undertakes to appear in the Leased Premises and receive possession therein on the delivery of possession date and further confirms that in any event it fails to appear and receive possession in the Leased Premises on this date, despite delivery of notice regarding delivery of possession by the Lessor, the Lessee shall be deemed to have received possession in the Leased Premises on the delivery of possession date with respect to the fulfillment of its entire undertakings and responsibilities, as stated in the Agreement and/or in accordance with the provisions set forth in any law (including, and without derogating from the generality of the aforesaid, making all payments of any kind the Lessee is obligated to pay in accordance with this Agreement), without any reservations regarding their condition, provided that the Leased Premises are delivered to the Lessee in accordance with the provisions set forth in this Agreement, without defects, and after the Lessor completed the performance of the alterations it is required to perform in accordance with the provisions set forth in Section 11.2 above.

11.6.	The following provisions shall apply to the delivery of possession in the Leased Premises to the Lessee:

11.6.1.
The Leased Premises shall be delivered to the Lessee in shell level only, except for preparation for electricity utilities that include the following, inter alia: a total electric power of 2000 kVA. The Lessor undertakes to endeavor reasonably, in cooperation and in coordination with the Lessee, for the purpose of connecting the Leased Premises to the power supply directly from Israel Electric Corp. In the event the parties agree that the direct supply of electricity from Israel Electric Corp. to the Leased Premises is unreasonable, the parties shall reach another agreement in good faith. It is agreed that in any event the Lessee shall not pay for the electricity a higher rate than the rate the Lessee would have paid to Israel Electric Corp. according to a low-voltage time of use rate.

11.6.2.	Loads: the floor of the Leased Premises will allow a load of up to 500kg per 1 sq.m.

11.6.3.	The roof of the Leased Premises will allow a load of 500kg per 1 sq.m.

11.6.4.
On the delivery date the representatives on behalf of the parties shall draw up a delivery protocol in accordance with the provisions set forth in the Agreement (hereinafter: "Delivery Protocol"). Delivery of possession in the Leased Premises shall be subject to the working order of the temporary connections as stated in Section 11 above and that shall be listed in the Delivery Protocol.

11.6.5.
For the avoidance of doubt it is clarified that the avoidance of the Lessee from cooperating with the Lessor in the preparation of the Delivery Protocol and the existence of any defects and/or the need to complete the works in the Leased Premises by the Lessor – shall not give rise to a preclusion preventing the delivery of possession in the Leased Premises and the Lessee shall be obligated receive possession in the Leased Premises, provided that the said defects and/or the completion of the works do not disturb the use of the Lessee in the Leased Premises and/or the performance of the customization works of the Lessee in the Leased Premises.

11.7.	The Lessee undertakes to perform the following actions on the delivery of possession date:

11.7.1.
To receive possession in the Leased Premises; receiving possession in the Leased Premises by the Lessee shall constitute approval on behalf of the Lessee that the Leased Premises were delivered to the Lessee in accordance with the provisions set forth in this Agreement and that the Lessee does not and will not raise any claims in anything related to the manner of delivering the Leased Premises, subject to the amendment of the defects detailed in the Delivery Protocol and/or the repair of undetectable defects at the time of drawing up the Delivery Protocol, to the extent that there are any, and in accordance with the provisions set forth above.

11.7.2.	Furnish to the Lessor all the guarantees and securities it is obligated to furnish on this date.

11.7.3.	Furnish to the Lessor all certificates of insurance for the Term of Agreement as stated in this Agreement.

11.8.
It is clarified that in the event the Lessee fails to perform any of the aforesaid actions fully and timely, the Lessee shall not receive possession in the Leased Premises and this shall not be deemed as any breach on behalf of the Lessor, without derogating from any relief and/or remedy and/or right granted to the Lessor and/or the Management Company in accordance with this Agreement and/or the Management Agreement and/or in accordance with the provisions set forth in any law. The fact that possession is not delivered to the Lessee in accordance with the provisions set forth in this Section shall not derogate from the obligation of the Lessee to pay all payments imposed on the Lessee in accordance with this Agreement as if possession in the Leased Premises was actually delivered to the Lessee as of the date designated as the delivery of possession date and subject to the existence of the grace period and the provisions set forth in this Agreement.

11.9.
Prior to the commencement of the works and during the period of the customization works the Lessee shall coordinate with a supervisor on behalf of the Lessor the performance of the works and shall receive from the supervisor instructions regarding safety at work.

11.10.
During the period that commences as of the delivery of possession date and for the period of time set for the performance of the Lessee's works, the Lessee shall be entitled to perform in the Leased Premises, under its responsibility and at its expense, all works as may be required for the purpose of customizing the Leased Premises for its use (provided that the Lessee observes all the provisions set forth hereunder), while concurrently the Lessor shall be entitled to perform, by different contractors and craftsmen, different works in the Project, provided that the aforesaid works shall not delay and/or prevent from the Lessee to perform its customization works.

11.11.
The safety consultant on behalf of the Lessee shall conduct an inspection of the Leased Premises upon completion of the works for the purpose of obtaining the approval the National Fire and Rescue Authority confirming that the Lessee's works were performed in accordance with all safety instructions and guidelines, to the extent required for the purpose of issuing Form 4 for the finish, and the Lessee shall be responsible for obtaining Form 4.

11.12.
It is agreed that permanent alterations in the Leased Premises that cannot be dismantled and that are performed as part of the customization works of the Lessee shall be transferred to the ownership of the Lessor upon expiration of the Agreement free of charge.

11.13.
The parties clarify and agree that any installation of chattel in the Leased Premises including air-conditioning systems and shelves shall not be deemed as fixtures in the Leased Premises and shall remain the property of the Lessee upon expiration of the Term of Lease, unless the Lessee decides, at its sole discretion, to keep them in the Leased Premises upon expiration of the Term of Lease.

12.	Electricity works in the Leased Premises

12.1.	The Lessee undertakes to install an electricity System in the Leased Premises as detailed in the electricity plans of the Lessee.

12.2.
The Lessee shall submit solely for the inspection of the Lessor a copy of the electricity plans in the Leased Premises, upon receiving its demand and such action shall not cause a delay in the performance of the works and/or allow the Lessor to prevent and/or delay the performance of the works.

12.3.
The Lessee shall furnish to the Lessor, upon its demand and on the date required in connection therewith, an approval from a qualified electrical inspector, confirming that the electricity system in the Leased Premises is in working order and that there is no risk in connecting it to the electricity systems in the Project. Failure to present such approval as aforesaid and failure to connect the Leased Premises to the electricity system shall not allow to the Lessee to continue the lease of the Leased Premises, and this shall not exempt the Lessee from the timely fulfillment of all its other obligations in accordance with this Agreement including, and without derogating from the generality of the aforesaid, payment of the Rent and any other payment the Lessee owes in accordance with the Agreement. For the avoidance of doubt, it is clarified that the presentation of such approval as aforesaid shall not impose on the Lessor and/or anyone acting on its behalf any responsibility with respect to the working order of the electricity system in the Leased Premises as aforesaid.

12.4.
Without derogating from any responsibility imposed on the Lessee in accordance with the Agreement, the Lessee undertakes to act immediately and replace and/or repair and/or alter and/or remove immediately any electrical and/or electronic component and/or facility and/or appliance (hereinafter in this Section: "the Facility") upon receiving the demand of the competent authorities, in any event in which such a competent authority as aforesaid is of the opinion that the Facility harms and/or might cause harm and/or is inappropriate and/or is unsuited or fails to meet the requirements set forth in any standard and/or that constitutes a safety and/or other risk and/or that might disrupt and/or harm the supply of electricity to the Leased Premises and/or other parts in the Project, and the Lessee shall raise no claims and/or suits and/or demands towards the Lessor even if the Lessee obtained prior approval for its installation. The aforesaid shall not derogate from the right of the Lessee to conduct a proceeding with the said authority for the purpose of appealing its arguments.

13.	Use of public areas and nuisances

13.1.
Each of the parties undertakes to conduct its business in the Project in accordance with the provisions set forth in any law as may be applicable and without causing any nuisance including, and without derogating from the generality of the aforesaid, unreasonable noise, unreasonable odors, pollution, vibrations, tremor, flashes of light to the public of visitors in the  Project and/or the other possessors and/or lessees in other nearby areas in the Project in and outside the Leased Premises. It is clarified that the provisions set forth in this Section shall not apply to the Lessee during the period of performance of the Lessee's works in the Leased Premises.

13.2.
The Lessee undertakes to prevent any damage to the Leased Premises, including fixtures and/or facilities and/or installations thereof and to other leased premises and/or any other areas in the Project, and undertakes to repair at its expense and promptly any damage and/or breakdown and/or nuisance caused to these areas by the Lessee and/or by anyone acting on its behalf and/or by its workers and/or suppliers and/or visitors and/or customers and/or any other person on its behalf, without derogating from any other provision set forth in this Agreement.

13.3.
Without derogating from the generality of the aforesaid the Lessee undertakes not to operate in the area of the Leased Premises public announcement systems and/or speakers and/or amplification systems and/or lighting system and/or any other system that emits flashes of light (as opposed to an internal PA system in the Leased Premises) and keep a high standard of cleanliness and maintenance in the Leased Premises, and not to remove or display goods or movable property outside the area of the Leased Premises. In addition, the Lessee shall not be entitled to distribute any other advertising materials in the complex without obtaining the express, prior and written approval of the Lessor, which approval shall not be unreasonably withheld. Breach of the provisions set forth in this paragraph above shall constitute a fundamental breach of this Agreement.

13.4.
The Lessee shall not be entitled to make any use of the pavements, roads, passageways and any other public area that is shared with the Leased Premises and does not constitute part of the Leased Premises however solely in accordance with its designated purpose. It is clarified that the Lessee is strictly prohibited from removing outside the Leased Premises any movable property of any kind without obtaining the prior and written approval of the Lessor, which approval shall not be unreasonably withheld.

13.5.
The Lessee shall not obstruct and/or shall not cause any obstruction in the emergency passageways and shall not place any obstacles or goods that prevent free, safe and proper access to these locations.

13.6.
The Lessee shall not discharge to the sewage system waste whose quality or quantity may harm the aforesaid system or harm its proper operations, or that might risk the standard use of water sources. The Lessee shall take measures to prevent the presence of solid substances in the wastewater that might harm the pipes or the drainage system and harm the sewage pipes, inspection chambers, measurement devices, purification facilities or that might clog these facilities. The Lessee shall dispose waste from its business solely to the places designated for that purpose in the Project.

13.7.
The Lessee shall not keep any materials, instruments, equipment, goods for inventory and any other movable property (hereinafter: "Movable Property") outside the Leased Premises in any manner without obtaining the prior and written approval of the Lessor, which approval shall not be unreasonably withheld. In the event any Movable Property of the Lessee is located outside the Leased Premises without obtaining the prior and written approval of the Lessor as aforesaid, the Lessor shall be entitled to remove the Movable Property at the expense of the Lessee and shall not be responsible in any manner for the Movable Property.

14.	Alterations and works in the Project

14.1.
The Lessor shall be entitled, at any time, and without obtaining the approval of the Lessee, to perform any alteration or addition in the Project, at its sole discretion, both prior to the commencement of the Term of Lease and during and/or after expiration of the Term of Lease, including, but not limited to, the addition or reduction of areas, converting closed or open areas into areas under the exclusive use of different users, alterations in openings and passageways, entrances to the Project, access roads to the Project, performance of different construction additions and/or removal of construction and any other alteration in the building or in the Project plans, provided that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby and provided that no additional obligations are imposed on the Lessee in connection therewith (hereinafter in this Section: "the Alterations").

14.2.
The Lessee shall be precluded from raising any claims and/or suits and/or demands towards the Lessor and/or anyone acting on its behalf in connection with the performance of the Alterations, in whole or in part, and the Lessee undertakes not to disturb and not to object to any Alteration or addition as aforesaid for any reason, including lack of objection as aforesaid to the disturbances caused to the Lessee, if caused, during the performance of the addition or the Alteration, on the condition that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby and the Lessee shall not be required to incur additional obligations in connection therewith.

14.3.
The Lessee undertakes to allow the Lessor to enter the Leased Premises at any reasonable time, by appointment and during customary hours of work both for the purpose of conducting an inspection regarding the performance of the entire provisions set forth in this Agreement both for the purpose of performing the works and/or any repairs (after obtaining the approval of the Lessee for their performance, in accordance with the provisions set forth in this Agreement).

14.4.
For the avoidance of doubt it is hereby agreed and clarified that the Lessee shall be solely responsible for obtaining all the licenses and/or approvals and/or permits that are required in accordance with the provisions set forth in any law for the purpose of performing the Lessee's works, to the extent required, and for the purpose of opening its business in the Leased Premises and for the purpose of conducting its business in the Leased Premises, to the extent required and all at its sole expense. The Lessee undertakes to meet all the conditions that are necessary for the purpose of obtaining such permits as aforesaid and conduct its business in accordance with their provisions and observe the provisions set forth in any permit during the entire Term of Lease, and not to use the Leased Premises in any manner that is in contradiction to the provisions set forth in this Agreement (and in particular with respect to the Section regarding the purpose of the lease in this Agreement) and not to conduct in the Leased Premises any business that is not permitted in accordance with the provisions set forth in any present or future law and observe the instructions set forth by any authority that operates in accordance with the provisions set forth in any law in connection with the aforesaid matters.

14.5.
The Lessor agrees and undertakes to sign any document as may be required for the purpose of obtaining such approvals and permits as aforesaid and for my additional consideration, on the condition that this document shall not impose on the Lessor any liability that is not imposed on the Lessor in accordance with the provisions set forth in this Agreement.

15.	Management Company of the Property

15.1.
The Lessor shall manage the Project, whether by itself and whether by the Project Management Company in accordance with the management principles set forth in this Agreement hereunder. As long as no corporation or entity is appointed for the purpose of managing the Project or as long as the said entity did not start the management and maintenance of the Project, or in the event its appointment was terminated as aforesaid, the Lessor shall serve as the Management Company in the Project.

15.2.
The Lessee shall sign with the Management Company that will manage the Project (hereinafter: "the Management Company") a management agreement in a form to be agreed provided that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby (hereinafter: "the Management Agreement"). The Lessor undertakes that the Management Company that will manage the Project will have good reputation and will be appointed after obtaining the prior approval of the Lessee with respect to its identity. For the avoidance of doubt, it is clarified that the services that will be provided by the Management Company shall but coordinated and agreed in advance with the Lessee.

15.3.
The Lessee undertakes to pay fully and timely the Management Fees to the Management Company and all other payments applicable to the Lessee in accordance with the Management Agreement (hereinabove and hereinafter: "Management Fees"). The Management Fees that the Lessee shall pay during the entire Term of Lease shall include the actual cost of the management services + 10% and in any event shall not be greater than NIS 5 for each 1 sq.m. In the event the actual costs of the Management Fees are greater than NIS 5 for each 1 sq.m. the parties shall consider the costs of the Management Fees in good faith and for the purpose of reaching an agreed solution between the parties.

15.4.	Management Fees shall be paid once for every three months retroactively and shall not be paid in advance.

15.5.	The roles of the Management Company in the Project as part of the performance of the services shall include the following actions, inter alia, and all expenses in connection therewith, as follows:

Guarding services, as decided between the parties, cleaning, maintenance, signage, preservation and maintenance of the public areas and the facilities including, and without derogating from the generality of the aforesaid, payment of all payments that are required to any third-party, including to the suppliers of equipment, technicians, Israel Electric Corp., water and the like.

15.5.1.
Notwithstanding the aforesaid, it is hereby agreed expressly that the Lessor and the Management Company in the Project shall be deemed as a bailee of the Project and/or the units and/or contents thereof and/or any part thereof, within the meaning of this term in the Bailees Law, 5727-1967 and the provisions set forth in the aforesaid law shall not apply to the Lessee and the Lessor and/or the Management Company in the Project and/or anyone acting on its behalf.

15.5.2.
The Lessee shall take measures under its responsibility and at its expense for the regular disposal of waste from the Leased Premises to a waste disposal site that is lawfully licensed or to a waste disposal site that will be designated by the Management Company in the Project. The Lessee shall concentrate the waste produced following the operation of its business, including empty packages, in a place designated for that purpose in the Leased Premises until the said waste is disposed as aforesaid. The Lessee shall avoid completely from placing any waste and/or packages and/or any other article in the public areas. The Management Company in the Project shall be entitled to set out instructions, at its discretion, in connection with the disposal of waste from the site.

15.5.3.
From time to time the Management Company shall be entitled, at its discretion, to set, update and change the scope of the services including their nature and standard, and any part thereof provided to the Project or certain parts thereof, if any, and the manner and period of their performance, provided that the customary high standard that is required in similar projects is maintained and that such actions will not result in an increase of the Management Fees without obtaining the Lessee's approval in connection therewith.

15.5.4.
The Management Company shall manage and perform the services by itself and/or part by itself and another part by others, at the discretion of the Management Company. Without derogating from the foregoing, it is hereby agreed that the Management Company shall be entitled to engage from time to time with suppliers and/or subcontractors and/or any other entity in agreements regarding the performance of any services and/or maintenance services to systems, facilities and areas in the Project under conditions as the Management Company deems fit, however this shall not derogate from the direct responsibility of the Management Company towards the Lessee.

16.	Vacating the Leased Premises

16.1.
Immediately after expiration of the Term of Lease and/or upon the lawful termination of this Agreement, the Lessee undertakes to vacate the Leased Premises and return to the Lessor exclusive possession therein when the Leased Premises are free from any person and article owned by the Lessee and in their condition at the time after performance of the Alterations that the Lessee performed including reasonable wear in the Leased Premises.

16.2.
On the evacuation date of the Leased Premises and upon receiving the written demand of the Lessor in connection therewith, the Lessee shall furnish to the Lessor approvals from any entity and authority evidencing that the Lessee has no debts in connection with the Leased Premises and that the Lessee is obligated to pay in accordance with the provisions set forth in this Agreement, until the evacuation date.

16.3.
Without derogating from any other provision set forth in this Agreement and any other right and relief the Lessor may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, in the event the Lessee fails to return possession in the Leased Premises to the Lessor upon expiration of the Term of Lease or after the lawful termination of this Agreement, the Lessee undertakes to make the following payments to the Lessor:

Usage fees for the period as of the date in which the Lessee was obligated to return the Leased Premises to the Lessor and until the Leased Premises are actually returned to the Lessor, at a rate of 180% of the monthly Rent at the time (or a relative part thereof for part of a month).

16.4.
Without derogating from the foregoing, it is hereby agreed that during the entire period commencing on the date in which the Lessee was obligated to vacate the Leased Premises and until the actual evacuation of the Leased Premises, the Lessee shall be obligated to pay all other payments in accordance with the provisions set forth in this Agreement including Appendixes thereof and shall not grant to the Lessee permission to continue and possess the Leased Premises and such payment shall not grant to the Lessee any right to continue and possess the Leased Premises.

16.5.	Without derogating from the foregoing, the Lessor may seek any relief in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

16.6.	Breach of the provisions set forth in this Section 15 [sic] including subsections thereof, shall constitute a fundamental breach of this Agreement.

17.	Transfer of rights

17.1.
The Lessee shall not be entitled to transfer its rights in accordance with this Agreement, in whole or in part, to another or others, whether directly or indirectly, and/or allow another or others the use of the Leased Premises or any part thereof, except solely after obtaining the prior and written approval of the Lessor in connection therewith, which approval shall not be unreasonably withheld.

Notwithstanding the aforesaid, it is clarified that the Lessee shall be entitled at any time, and without obtaining the prior and written approval of the Lessor, to transfer rights in the Leased Premises and rights in accordance with this Agreement, and permit any use in the Leased Premises or any part thereof to others, as part of the sale or transfer of shares in the Lessee, activities and/or assets of the Lessee, in whole or in part, whether by way of a sale, assignment, reorganization, merger or in any other manner. In addition, the Lessee shall be entitled to transfer its rights in accordance with this Agreement, in whole or in part, or permit the use of the Leased Premises or any part thereof to any parent company and/or subsidiary and/or a controls in the Lessee or controlled by the Lessee, within the meaning of the term "control" in the Securities Law 5728-1968, without obtaining the prior and written approval of the Lessor however subject to delivery of written notice on the date such notice may be delivered to third-parties.

17.2.
Notwithstanding the aforesaid, it is agreed that the Lessee shall be entitled to lease the Leased Premises and/or parts thereof in sublease to a sublessee whose identity will be approved by the Lessor, which approval shall not be unreasonably withheld and solely in connection with the identity of the transferee. It is agreed that the Lessor shall grant its approval and/or reservation to the Lessee regarding the prospective sublessee in 14 days as of the date of receiving the request of the Lessee to approve the identity of the sublessee. In the event the Lessor failed to deliver notice to the Lessee during this period of time, stating that it does not approve the identity of the substitute lessee together with all the relevant reasons in connection therewith, this shall be deemed as if the Lessor approved the identity of the sublessee.

17.3.
Notwithstanding the aforesaid, the Lessee shall be entitled to transfer its rights in accordance with this Agreement to a substitute lessee whose identity shall be approved by the Lessor in advance, which approval shall not be unreasonably withheld and solely in connection with the identity of the transferee. It is agreed that the Lessor shall grant its approval and/or objection of the identity of the Lessee regarding the prospective substitute lessee in 21 days as of the date of receiving the request of the Lessee for such approval. In the event the Lessor failed to deliver notice to the Lessee within this period of time that it does not approve the identity of the substitute lessee together with the reasons in connection therewith, this shall be deemed as if the Lessor approved the identity of the substitute lessee and the parties shall cooperate in good faith for the purpose of drafting an addendum of this Agreement regarding the replacement of the Lessee in this Agreement.

17.4.
The Lessor shall be entitled to transfer its rights and obligations in accordance with this Agreement to any person and/or entity and/or charge the said rights and obligations without obtaining the Lessee's approval and subject to the provisions set forth in this Agreement with respect to the types of lessees to which the Lessor is not entitled to lease areas that are adjacent to the Leased Premises in accordance with the provisions set forth in this Agreement, provided that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby. Notwithstanding the provisions set forth in the Lease Agreement, the Lessee is aware that the Lessor intends to take a bank loan for the purpose of financing the purchase of the Leased Premises and for that purpose the Lessor will charge and/or mortgage and/or assign by way of a charge all its rights, including its rights in the Property and anything constructed thereon in favor of a bank(s) ((hereinafter: "the Bank" or "the Banks") and the Lessee shall not raise any claim, suit or demand against the Lessor in connection therewith, provided that the rights of the Lessee in accordance with this Agreement shall not be impaired thereby and subject to obtaining an undertaking from the Bank stating that in the event of enforcement of the charge this enforcement shall be performed subject to protection of the rights of the Lessee in accordance with this Agreement. The Lessee declares that it is aware that the rights of the Banks in accordance with the aforesaid charges shall take precedence over any other right of the Lessee and the Lessee shall not be entitled to raise any claims, suits or demand against the Banks, including a lien and/or setoff and/or demand, subject to the provisions set forth above regarding the protection of the rights of the Lessee. The Lessee shall cooperate with the Lessor and/or the transferee and/or the Bank and/or the Banks and shall sign any document and/or declaration, to the extent required, if required, by the Lessor and/or the Bank and/or the Banks for the purpose of approving and/or observing the provisions set forth in this Agreement, provided that this shall not impose on the Lessee any obligation and provided that the said actions are performed in accordance with the provisions set forth in this Agreement.

17.5.	Breach of any of the provisions set forth in this Section shall be deemed as the fundamental breach of this Agreement.

18.	Liability for damages and insurance

18.1.
The Lessee (and it alone) shall be liable by law for any loss, injury or damage (hereinafter in this Section: "Damage") to the body and/or the property caused to the Lessee and/or anyone acting on its behalf and/or to the Lessor and/or anyone acting on its behalf and/or to any third-party – without derogating from the generality of the aforesaid, including workers, suppliers, customers, visitors and nearby occupants that are caused as a result of any unlawful act and/or omission of the Lessee and/or its workers and/or anyone acting on its behalf and/or as a result of the activities of the Lessee in the Property.

18.2.
The Lessor shall be held liable by law for any loss, harm or damage to the body and/or property caused to the Lessee and/or anyone acting on its behalf and/or to any third-party caused as a result of an act and/or omission of the Lessor and/or the Management Company and/or its workers and/or anyone acting on its behalf.

18.3.
Each of the parties undertakes to compensate the injured party immediately upon receiving its first demand, for the full amount of the damage for which the breaching party is responsible as aforesaid and that was caused to the injured party and/or for which the injured party paid, including all expenses that the injured party incurred in connection with the Damage, without derogating from the rights of the injured party in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law to seek any other relief or remedy. The amount of compensation as aforesaid shall be deemed as a debt due to the injured party from the breaching party in accordance with the provisions set forth in this Agreement. Notwithstanding the aforesaid, it is agreed that as long as there is no statutory liability to pay compensation to a third-party in accordance with a peremptory judgment or order, the breaching party shall not pay any compensation until a peremptory and binding order or judgment are issued as aforesaid.

18.4.
Without derogating from the liability of the Lessee in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Lessee undertakes, as of the date of receiving possession in the Leased Premises and/or as of the date of bringing equipment to the Leased Premises – whichever is earlier, to take out with a legally licensed and reputable insurance company and maintain at its expense during the entire Term of Lease in accordance with this Agreement the insurances detailed in the Certificate of Insurance hereby enclosed as Appendix D of this Agreement and constituting an integral part thereof.

18.5.
In the event the Lessee deems it necessary to take out an additional and/or supplemental insurance in addition to the Lessee's insurances as aforesaid in respect of the lease contemplated in this Agreement, the Lessee undertakes to take out and maintain the additional and/or supplemental insurance as aforesaid. Each additional or supplemental insurance of the Lessee's insurances as aforesaid shall include a clause regarding waiver of the right of subrogation towards the Lessor and anyone acting on its behalf and towards the other lessees and/or tenants on the condition that their insurances include a corresponding clause regarding waiver of the right of subrogation, except for with respect to a person who caused malicious damage. The name of the insured in property and/or liability insurances shall be extended to indemnify the Lessor in respect of its liability for the acts and/or omissions of the Lessee, subject to a cross-liability clause regarding liability insurances.

18.6.
The Lessee's insurances shall include an express provision stipulating that they shall not be diminished or terminated during the Term of Lease without delivery of a 60 days' prior notice, lawfully signed and delivered in person to the Lessor in connection therewith. In addition, the Lessee's insurances shall include an express provision stating that they shall take precedence over any insurance arranged by the Lessor (if any) and that the insurer waives any demand or claim regarding participation of the Lessor's insurances.

18.7.
The Lessee undertakes to fulfill the entire provisions set forth in the insurances and make full and timely payment of the insurance premiums and the Lessee shall solely incur payment of the deductible amounts. In addition, the Lessee undertakes to cooperate with the Lessor, to the extent that such cooperation is not in contravention of the interests of the Lessee, for the purpose of protecting and enforcing the rights of the Lessor in accordance with its insurances, and in this regard to notify the insurer upon becoming aware of an event that might serve as grounds for a claim in accordance with its insurances.

18.8.
The Lessee shall furnish the Certificate of Insurance as stated in Appendix D above, lawfully signed by its insurer, no later than 30 days after signing this Agreement. It is hereby agreed expressly that the arrangement of the insurances, the furnishing of the Certificate of Insurance, the inspection and/or avoidance from inspection of the Certificate of Insurance by the Lessor and/or anyone acting on its behalf shall not constitute approval regarding the compliance of the Lessee's insurances with the agreements between the parties, their standard, effect, nature, scope or lack thereof, and this shall not impose any liability on the Lessor and/or anyone acting on its behalf and/or diminish any liability from the Lessee.

18.9.
The Lessee declares that it shall not raise any claims and/or demands and/or suits against the Lessor and/or anyone acting on its behalf and/or the other lessees and/or tenants (on the condition that their agreements include a corresponding exemption towards the Lessor) in respect of Damage for which the Lessee is entitled to indemnity in accordance with an extended fire insurance as specified in sub-sections 1 in the Lessee's Permanent Certificate of Insurance or for which it was entitled to indemnity but for the policyholder's contribution set out in the policy, provided that the said exemption from liability shall not apply in favor of a person who causes damage with malicious intent.

19.	Business license

19.1.
The Lessee shall be solely responsible for obtaining all licenses and/or approvals and/or certificates that are required in accordance with the provisions set forth in any law and from any authority for the purpose of conducting its business in the Leased Premises, the signage therein, and to maintain in full force and effect all of the said licenses, approvals and permits. It is emphasized that in the event the business of the Lessee in the Lessor requires issuance of a business license and/or any other permit, the Lessee shall be responsible and undertakes to obtain all required permits at its expense. The Lessee undertakes to actually obtain all approvals and/or licenses and/or permits as stated above and present them to the Lessor and/or anyone acting on its behalf immediately upon receiving the said documents.

19.2.
The Lessor undertakes to sign, at the request of the Lessee, any document and/or application that are necessary for the purpose of obtaining a business license and/or any other permit that is required for the purpose of operating its business in accordance with the provisions set forth in any law, provided that the application is in compliance with the provisions set forth in the Agreement and/or the provisions set forth in any law, and that no additional liability is imposed on the Lessor beyond the liabilities the Lessor assumed expressly in this Agreement.

19.3.
For the avoidance of doubt and without derogating from the aforesaid, the Lessee undertakes to conduct its business and observe all the requirements set forth, inter alia, in the Business Licensing Law 5728-1968 (hereinafter in this Section: "the Law") and the regulations promulgated thereunder, and any other law regarding regulation of different business licenses in general and the business of the Lessee in particular, and act for the purpose of obtaining any license and permit as may be required by law for the purpose of conducting the business of the Lessee in the Leased Premises in accordance with the purpose of the lease and extend the said license each year and/or period in accordance with the provisions set forth in any law. The Lessee shall be solely responsible for any violations and/or the breach of any law in the Leased Premises and/or in connection with the activities performed therein. The Lessee shall incur by itself any fine or penalty imposed with respect to the management of the business and/or the use of the Leased Premises by the Lessee without a permit or in violation of a permit.

19.4.
None of the provisions set forth in this Agreement shall be deemed as permission the Lessor grants to the Lessee to use the Leased Premises and/or to conduct in the Leased Premises business without a license and/or permit and/or in violation of a license and/or a permit and/or in violation of the provisions set forth in any law.

19.5.
It is agreed that obtaining any license and/or permit and/or certificate that the Lessee requires for the purpose of conducting its business in the Leased Premises or failure to obtain the said documents not as a result of the refusal of the Lessor to sign documents as stated in Section 18.2 above shall not release the Lessee from any of its undertakings in the Agreement, including, and without derogating from the generality of the aforesaid, its undertaking to pay any payment the Lessee owes in accordance with the Agreement during the entire Term of Lease, even if as a result of lack of a license and/or permit and/or certificate as aforesaid, and in the event the Lessee did not actually open the Leased Premises and/or opened the Leased Premises only partially. The Lessee hereby undertakes to act diligently and promptly for the purpose of obtaining any license and/or permit that is required for the purpose of operating its business in the Leased Premises.

20.	Securities

For the purpose of assuring the timely fulfillment of the undertakings of the Lessee in accordance with this Agreement, without derogating from any of its undertakings in the Agreement and without derogating from any relief and/or remedy and/or right granted to the Lessee in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Lessee shall furnish all of the following securities to the Lessor on the following dates:

20.1.
Upon signing this Agreement, the Lessee shall furnish to the Lessor a monetary deposit in an amount equal to 6 months of Rent that shall be kept by the Lessor in trust for the Lessee (hereinafter: "the Deposit").

20.2.
In the event the Lessee commits a fundamental breach of this Agreement including, but not limited to, in the event any outstanding payment is due to the Lessor from the Lessee the Lessor shall be entitled, after delivery of a 14 days' prior and written notice to the Lessee and during this period the Lessee failed to cure the breach, to forfeit the necessary amount from the amount of the Deposit, without derogating from any relief and/or remedy and/or right granted to the Lessor in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

20.3.
It is clarified that in the event the Lessor uses the amount of the Deposit as stated above the Lessee shall be obligated to deposit with the Lessor, in 15 days as of the date the Deposit amount was forfeited, the amount forfeited by the Lessor.

20.4.
In addition, the Lessee shall deposit with the Lessor a non-negotiable promissory note, undated, and signed by the Lessee and equal to the amount of one year of lease ("the Promissory Note").  In the event the Lessor commits a fundamental breach of this Agreement, including, but not limited to, in the event any outstanding payment is due from the Lessee to the Lessor in accordance with the provisions set forth in this Agreement, the Lessor shall be entitled, after delivery of a 14 days' prior and written notice to the Lessee, when during this period the Lessee failed to cure the breach, forfeit the necessary sums from the Promissory Note, without derogating from any relief and/or remedy and/or right the Lessor may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

20.5.
For the avoidance of doubt it is clarified that the enforcement of the Department and/or the Promissory Note shall not derogate from any other relief and/or remedy the Lessor may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law as a result of breach of any of the provisions set forth in the Agreement by the Lessee, and the Deposit and/or the Promissory Note shall not set out conditions and/or exclusions with respect to the liability of the Lessee towards the Lessor.

20.6.	The entire securities that are provided to the Lessor in accordance with this Agreement shall be returned to the Lessee in 15 days as of the date the Lessee vacates the Leased Premises.

21.	Reliefs and remedies as a result of breach of the Agreement

21.1.
Without derogating from the reliefs the parties may seek in accordance with this Agreement, the provisions set forth in the Contracts Law (Remedies for Breach of Contract), 5731-1970 shall govern this Agreement and breach thereof, including the provisions set forth in any other relevant law.

21.2.
Without derogating from any other relief and right the Lessor may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, any default and/or delay in payments due from the Lessee to the Lessor in accordance with this Agreement shall oblige the Lessee to pay interest in arrears for the amount in default and/or delay according to the maximum rate that is customary in Bank Hapoalim Ltd. for overdrafts in current loan accounts in addition to 6% annual interest.

21.3.	Any expense the Lessor incurs in connection with the collection of any amount in default shall be charged against the Lessee and the Lessee shall be obligated to return the said amount.

21.4.
Without derogating from the provisions set forth expressly in this Agreement, the parties hereby agree that the breach of the provisions set forth in Sections 3, 5, 6, 8, 9, 10, 12, 13 and 16 shall constitute a fundamental breach of this Agreement within its meaning in the Contracts Law (Remedies for Breach of Contract), 5731-1970.

21.5.
Without derogating from the foregoing and the other provisions set forth in the Agreement, each of the following events as stated hereunder shall entitle the Lessor the terminate the lease contemplated in this Agreement, demand the immediate eviction of the Lessee from the Leased Premises and recover from the Lessee the securities detailed in this Agreement, for the purpose of covering the entire damages of the Lessor, including the eviction of the Lessee and its equipment, and the eviction of the workers and representatives of the Lessee from the Leased Premises as follows:

21.5.1.	The Lessee abandoned the Leased Premises and ceased to pay the Rent in accordance with the provisions set forth in this Agreement.

21.5.2.
A judicial shutdown order was issued to the business of the Lessee as a result of an act and/or omission of the Lessee and/or anyone acting on its behalf and the order was not lifted in 90 days as of its issuance and the Lessee does not conduct a proceeding for the purpose of causing the lifting of the order (even if as part of the said proceeding the order was not lifted in 90 days as aforesaid).

21.5.3.
A motion for the liquidation and/or receivership and/or a composition with creditors was filed against the Lessee or by the Lessee and/or a liquidation order and/or a stay of proceedings order was issued against the Lessee and/or a receiver and/or a liquidator and/or a trustee and/or an administrator were appointed for the Lessee, whether temporarily to permanently, with respect to all the assets or a part thereof and the motion and/or the order and/or the appointment as aforesaid were not canceled in 45 days as of the date the Lessee became aware of these proceeding or after a hearing held in the presence of the parties, whichever is later, however in the event the Lessee did not file a motion to terminate, the provisions set forth in this Section shall come into operation in 21 days as of the date the Lessee became aware of such an order or decision or appointment as aforesaid, provided that the Lessee does not pay the Rent during this period.

22.	Miscellaneous

22.1.	The parties to this Agreement shall not be entitled to offset from each other any sums the parties owe each other.

22.2.
This Agreement expresses everything agreed between the parties hereto and replaces and revokes any written or oral negotiations, declarations, representations, covenants and/or agents, memorandum of understanding, drafts of agreements and the like, that existed, explicitly or implicitly, if at all, between the parties on the matters mentioned herein prior to the execution hereof.

22.3.	Any extension of time, discount, waiver or avoidance from taking such actions shall be null and void unless executed in writing and signed by the parties hereto.

22.4.
No conduct by any of the parties shall be deemed as waiver of any of the rights of the parties in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law or as waiver or consent on behalf of that party with respect to any breach or failure to meet any condition, unless the said waiver, consent, rejection, modification, termination or addition were executed expressly and in writing. No conclusions shall be drawn from any waiver that was made in particular circumstances with respect to other circumstances or dates and no similar conclusions shall be drawn with respect to such waiver as aforesaid.

22.5.	The Lessee shall not be entitled to register a caveat at any time or make any other registration in the Land Titles Registration Office in connection with this Agreement.

22.6.
The parties agree that the competent court of Tel Aviv shall have sole and exclusive jurisdiction in anything relating to and arising out of this Agreement including interpretation, performance and breach thereof.

22.7.
Any notice delivered by any of the parties to the other party shall be deemed to have reached its recipient in 5 business days from the time of its delivery in registered mail, in 24 hours from of its transmission by fax or email (and on the condition that a proof of delivery was provided and the confirmation details were stated in writing) and if delivered in person – at the time of its delivery.

And in witness hereof the parties are hereby undersigned:

[/S/ Y.D.B Investments Ltd.]	[/S/ Dr. Julian Adams]
The Lessor	The Lessee